                                                    Exhibit 99.1

Edgewell Personal Care Company 6 Research Drive Shelton, Conn 06484
FOR IMMEDIATE RELEASE	Company Contact
Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Announces Fourth Quarter and Fiscal 2022 Results; Provides 2023 Outlook

Net Sales increased 4.0%, or 3.9% Organic for Fiscal Year 2022
Second Consecutive Year of Mid-Single-Digit Organic Net Sales Growth
Returned nearly $158 Million to Shareholders via Dividends and Share Repurchases
Initiates Fiscal 2023 Outlook for growth in Organic Net Sales, Adjusted EPS and Adjusted EBITDA on a constant currency basis
Shelton, Conn - November 10, 2022 - Edgewell Personal Care Company (NYSE: EPC) today announced results for its fourth fiscal quarter 2022 and fiscal year ended, September 30, 2022, and provided its financial outlook for fiscal 2023.

Executive Summary
•Fourth quarter net sales were $536.9 million, a decrease of 1.2% compared to the prior year period. Full Year Net Sales were $2,171.7 million, an increase of 4.0% compared to the prior year period.
•Organic net sales increased 1.2% for the quarter and 3.9% for the full year. (Organic basis excludes the impact of the Billie acquisition and the negative translational impact from currency).
•GAAP Diluted Earnings Per Share ("EPS") were $0.64 for the fourth quarter and $1.84 for fiscal year 2022.
•Adjusted EPS were $0.79 for the fourth quarter and $2.57 for the full year.
•Ended the fiscal fourth quarter with $188.7 million of cash on hand and a net debt leverage ratio of 3.6 times.
•Returned $157.9 million to shareholders in the form of $125.3 in share repurchase and $32.6 million of dividends in the full fiscal year.
•Board of Directors declared a cash dividend of $0.15 per common share on November 3, 2022.
•Fiscal 2023 outlook for 3% to 5% growth in organic net sales, and an approximate 7% and 2% decline in adjusted EPS and EBITDA respectively, or a 12% and 8% increase respectively, on a constant currency basis, at the midpoint of the outlook range.

The Company reports and forecasts results on a GAAP and Non-GAAP basis and has reconciled Non-GAAP results and outlook to the most directly comparable GAAP measures later in this release. See Non-GAAP Financial Measures for a more detailed explanation, including definitions of various Non-GAAP terms used in this release. All comparisons used in this release are with the same period in the prior fiscal year unless otherwise stated.

“We delivered our second consecutive year of mid-single-digit organic net sales growth, despite the increasingly challenging macro-operating environment. These results reflected the continued successful execution of our growth strategy, that has driven structural improvements in our business across brand building, product innovation, and retail execution. Additionally, we maintained financial discipline and drove over 300 basis points in productivity and pricing offsets to help mitigate the significant inflationary pressures seen across the industry,” said Rod Little, Edgewell’s President and Chief Executive Officer. “As we look to fiscal 2023, we again expect to deliver another year of mid-single-digit organic net sales growth, which coupled with our on-going cost and productivity savings initiatives and revenue management execution, will enable us to deliver strong operational performance on a constant currency basis.”

Fiscal 4Q 2022 Operating Results (Unaudited)
Net sales were $536.9 million in the quarter, a decrease of 1.2%, including a net $19.6 million or 3.6% benefit from the acquisition of Billie and a $32.5 million, or 6.0% negative impact from currency movements. Organic net sales increased 1.2% , as International organic net sales increased 7.7%, driven by over 64% growth in Sun Care and just over 3% growth in Wet Shave. North America organic net sales decreased 3.3%, partially driven by Wet One’s decline of almost 26%, as the business cycled growth from COVID driven demand a year ago, and lower sales in Wet Shave.
Gross profit was $218.8 million, as compared to $244.8 million in the prior year period. Gross margin as a percent of net sales was 40.8%, a decrease of 430 basis points compared to the prior year quarter. Adjusted gross margin decreased 450 basis points as a 550-basis point net impact from higher commodity and transportation related costs net of productivity savings, and a 110-basis point combined impact from negative mix and unfavorable currency was only partly offset by the benefit from pricing and promotion management.
Advertising and sales promotion expense ("A&P") was $41.3 million, or 7.7% of net sales, as compared to $50.0 million, or 9.2% of net sales in the prior year period. The decreased spending in the quarter reflected higher private label sales and the timing of new product launches and marketing campaign executions. Digital spending represented over 85% of overall advertising spend in the quarter.
Selling, general and administrative expense ("SG&A") was $98.2 million, or 18.3% of net sales, as compared to $107.2 million, or 19.7% of net sales in the prior year period. Adjusted SG&A as a percentage of net sales decreased 70-basis points as benefits from operational efficiency programs and lower incentive compensation expense were partially offset by the increased operating costs associated with the Billie acquisition.
The Company recorded pre-tax restructuring and other non-recurring expenses of $6.4 million in the quarter, consisting largely of severance and outplacement, as well as $1.9 million in acquisition and integration costs related to the Billie acquisition.
Operating income was $57.8 million compared to $63.2 million in the prior year period. Adjusted operating income was $66.6 million or 12.4% of net sales, compared to $80.1 million, or 14.7% of net sales in the prior year period. The decline was largely driven by the impact of higher costs and unfavorable currency movements.
Interest expense associated with debt was $18.1 million, compared to $16.8 million in the prior year period. The increase in interest expense was the result of higher overall debt balance from draws on the Revolving Credit Facility in fiscal 2022 primarily to finance the acquisition of Billie.
Other (income) expense, net was income of $3.7 million, compared to income of $1.0 million in the prior year quarter. The increase in income was driven by favorable foreign currency hedge settlements compared to the prior year period, which partially offset other negative operational impacts from currency.
The effective tax rate for fiscal 2022 was 19.9% as compared to 19.8% in the prior year. The adjusted effective tax rate for fiscal 2022 was 20.9%, down from the prior year period adjusted tax rate of 21.2%. The fiscal 2022 effective tax rate reflects a favorable mix of earnings in low tax jurisdictions and net favorable discrete items including the impact of a change in our prior estimates.
GAAP net earnings for the quarter were $33.7 million or $0.64 per share compared to $44.1 million or $0.80 per share in the prior year period. Adjusted net earnings were $41.6 million or $0.79 per share, as compared to $55.7 million or $1.01 per share in the prior year period. Adjusted EBITDA was $94.7 million compared to $102.3 million in the prior year period.
Net cash from operating activities was $102.0 million for fiscal 2022, as compared to $229.0 million for the prior year. The decrease in fiscal 2022 was a result of lower net earnings and a net cash outflow due to temporarily increased inventory levels in an effort to ensure raw material and product availability in a continued difficult operating environment.

Fiscal 4Q 2022 Operating Segment Results (Unaudited)
The following is a summary of fourth quarter results by segment:
Wet Shave (Men's Systems, Women's Systems, Disposables and Shave Preps)
Wet Shave net sales decreased $14.1 million, or 4.2%. Organic net sales decreased $4.7 million or 1.4%. Organic net sales in international markets increased 3.1% with growth driven by Private Label, new product launches and Shave Preps, while North America organic net sales decreased 7.5%, driven by declines in Women’s Systems and Disposables, partly offset by growth in Shave Preps and Men’s Systems. Wet Shave segment profit decreased $22.0 million, or 27.7%. Organic segment profit, excluding the negative impact from currency translation and the acquisition of Billie, decreased 17.3%, primarily due to higher cost of goods sold and reflective of the continued accelerated inflationary environment.

Sun and Skin Care (Sun Care, Wipes, Bulldog, Cremo and Jack Black)
Sun and Skin Care net sales increased $6.6 million, or 5.2%. Organic net sales increased $10.0 million, or 7.8%, driven by strong organic net sales growth in international Sun Care and Men’s grooming. Wet Ones organic net sales decreased 23.6% in the quarter, cycling last year’s strong COVID driven demand. Sun and Skin Care segment profit increased $3.6 million, or 29.3%. Organic segment profit increased $4.5 million, or 36.6%, driven largely by higher sales and lower spending, partly offset by higher cost of goods sold, and reflective of the continued accelerated inflationary environment.
Feminine Care (Tampons, Pads and Liners)
Feminine Care net sales increased $1.2 million, or 1.6%. Organic net sales increased $1.3 million, or 1.7%, driven by higher pricing, which offset slightly lower volumes. Feminine Care segment profit increased $3.0 million, or 33.0%. Organic segment profit increased $3.1 million or 34.1%, largely driven by higher gross profit and lower spending.

Fiscal 2022 Operating Results (Unaudited)
Net sales were $2,171.7 million, an increase of 4.0%, including a net benefit of $74.9 million or 3.6% from the acquisition of Billie (composed of $93.7 million in Billie third-party sales less $18.8 million in intercompany sales to Billie) and a $70.9 million, or 3.5% negative impact due to currency movements. Organic net sales increased 3.9%, driven in equal part by higher volumes and pricing. By segment, growth was led by strong performance in both Sun Care and Grooming and more modest growth in both Wet Shave and Feminine Care. Organic net sales grew across geographies, as North America increased 2.6% and international markets increased 5.9%.
Gross Profit was $879.4 million compared to $950.1 in the prior year. Gross Margin as a percent of net sales for fiscal 2022 decreased 500 basis points from the prior year to 40.5%. Adjusted gross margin decreased 400 basis points, reflective of higher commodity and transportation related costs net of productivity savings. The positive impact from pricing was largely offset by negative mix and unfavorable currency.
A&P was $238.3 million, down $3.2 million from the prior year. A&P as a percent of net sales decreased to 11.0% from 11.6% in the prior year.
SG&A was $389.1 million, or 17.9% of net sales, including $29.4 million of intangibles amortization. Adjusted SG&A as a percent of net sales was 17.6%, a decrease of 40-basis points compared to the prior year, as the benefit of sales leverage, operational efficiency programs, lower incentive compensation more than offset the increased operating cost associated with the Billie acquisition, including amortization, and increased wage and other operating expenses.
Operating income was $181.2 million compared to $238.8 million in the prior year, a decrease of 24%. Adjusted operating income was $230.3 million or 10.6% of net sales, compared to $278.4 million or 13.3% of net sales in the prior year.
GAAP Net earnings in fiscal 2022 were $98.6 million or $1.84 per share, compared to $117.0 million or $2.12 per share in fiscal 2021. Adjusted net earnings were $137.6 million or $2.57 per share, compared to $166.7 or $3.02 per share in fiscal 2021, inclusive of a $0.20 negative impact from the acquisition of Billie, primarily related to increased amortization expense and deferred profit. Adjusted EBITDA was $335.1 million compared to $366.6 million in the prior year period.

Capital Allocation
On November 3, 2022, the Board of Directors declared a quarterly cash dividend of $0.15 per common share for the fourth fiscal quarter. The dividend is payable January 4, 2023 to stockholders of record as of the close of business on November 29, 2022. During the fourth quarter of fiscal 2022, the Company paid dividends totaling $7.8 million to stockholders.
During the fourth quarter of fiscal 2022, the Company completed repurchases of 0.4 million shares at a total cost of $15.2 million. For fiscal 2022, the Company completed share repurchases of 3.3 million shares at a cost of $125.3 million. The Company has 6.5 million shares of common stock available for repurchase in the future under the Board’s 2018 authorization.

Full Fiscal Year 2023 Financial Outlook

The Company is providing the following outlook assumptions for fiscal 2023:

•Reported net sales expected to increase in the range of flat to 2%
◦Includes an estimated 50-basis point inorganic benefit from two months in net sales of the acquisition of Billie, net of prior year Edgewell sales to Billie and an estimated 360-basis point negative impact from currency translation
•Organic net sales expected to increase in the range of 3% to 5%
•GAAP EPS expected to be in the range of $1.90 to $2.10
◦Includes: Restructuring charges, acquisition and integration costs and Sun Care reformulation costs

•Adjusted EPS expected to be in the range of $2.30 to $2.50
◦Includes an estimated $33 million pre-tax profit, or $0.48 EPS unfavorable impact from foreign currency changes
◦Adjusted EPS at constant currency expected to increase 12% at the mid-point of the range
◦Gross margin is expected to increase approximately 30-basis points, with margin accretion expected in the second half of the fiscal year
◦Operating margin is expected to decline approximately 30-basis points
◦The EPS outlook reflects the impact of estimated share repurchases
•Adjusted EBITDA expected to be in the range of $320 to $335 million
◦Includes an estimated $33 million unfavorable impact from foreign currency changes
◦Adjusted EBITDA at constant currency expected to increase 8% at the mid-point of the range
•Adjusted effective tax rate expected to be approximately 24%
•Total depreciation and amortization expense expected to be approximately $93 million
•Capital expenditures expected to be approximately 3.0% of net sales
•Free cash flow expected to be approximately $140 million
* In fiscal 2023, the Company will take specific actions to strengthen its operating model, simplify the organization and improve manufacturing and supply chain efficiency. As a result of these actions, we expect to incur one-time charges of approximately $18 million.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 8:00 a.m. Eastern Time today. All interested parties may access a live webcast of this conference call at www.edgewell.com, under the "Investors," and "News and Events" tabs or by using the following link: http://ir.edgewell.com/news-and-events/events

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under the "Investors," "Financial Reports," and "Quarterly Earnings" tabs. This release includes references to the Company's website and references to additional information and materials found on its website. The Company's website and such information and materials are not incorporated by reference in, and are not part of, this release.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick®, Wilkinson Sword® and Billie® men's and women's shaving systems and disposable razors; Edge and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat®, Hawaiian Tropic®, Bulldog®, Jack Black®, and CREMO® sun and skin care products; and Wet Ones® products. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan, the U.K. and Australia, with approximately 7,000 employees worldwide.

# # #

Forward-Looking Statements. This document contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on these statements. Forward-looking statements generally can be identified by the use of words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not based on historical facts, but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of Edgewell or any of its businesses, and the integration of the Billie acquisition and expected benefits from this transaction, including growth opportunities and cost savings. Many factors outside our control could affect the realization of these estimates. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. You should not place undue reliance on these statements.

In addition, other risks and uncertainties not presently known to the Company or that it presently considers immaterial could significantly affect the accuracy of any such forward-looking statements. Risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including in Item 1A. Risk Factors of Part I of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on November 19, 2021.

Non-GAAP Financial Measures. While the Company reports financial results in accordance with generally accepted accounting principles ("GAAP") in the U.S., this discussion also includes non-GAAP measures. These non-GAAP measures are referred to as "adjusted" or "organic" and exclude items such as restructuring costs, acquisition and integration costs and non-standard items. Reconciliations of non-GAAP measures, including reconciliations of measures related to the Company's fiscal 2023 financial outlook, are included within the Notes to Condensed Consolidated Financial Statements included with this release.
This non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. This non-GAAP information is a component in determining management's incentive compensation. Finally, the Company believes this information provides a higher degree of transparency. The following provides additional detail on the Company's non-GAAP measures:
•The Company analyzes its net sales and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and organic segment profit exclude the impact of changes in foreign currency and the impact of the Billie acquisition.
•Organic net sales will be unfavorably impacted in fiscal 2022 by the Billie acquisition, as sales that were previously reported as third party sales to Billie are now included as intercompany sales.
•Segment profit will be unfavorably impacted in fiscal 2022 as a result of a change in the timing of profit recognition due to the Billie acquisition. Subsequent to the acquisition of Billie, profit previously earned on sales to Billie will be deferred until Billie sells to a third party.
•The Company utilizes “adjusted” non-GAAP measures including gross profit, SG&A, operating income, income taxes, net earnings, diluted earnings per share, and EBITDA to internally make operating decisions. The following items are excluded when analyzing non-GAAP measures: restructuring and related costs, acquisition and integration costs, stock keeping unit (“SKU”) rationalization charges, legal settlement and non-standard items.
•Constant currency measures are calculated by removing the impact of translational and transactional foreign currencies changes net of foreign currency hedges compared to the prior year.
•Free cash flow is defined as net cash from operating activities less capital expenditures plus collections of deferred purchase price of accounts receivable sold and proceeds from sales of fixed assets. Free cash flow conversion is defined as free cash flow as a percentage of net earnings adjusted for the net impact of non-cash impairments.
•Net debt leverage ratio is defined as total debt less cash divided by adjusted EBITDA.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited, in millions, except per share data)

	Quarter Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021

Net sales	$536.9	$543.2	$2,171.7	$2,087.3
Cost of products sold	318.1	298.4	1,292.3	1,137.2
Gross profit	218.8	244.8	879.4	950.1

Selling, general and administrative expense	98.2	107.2	389.1	391.2
Advertising and sales promotion expense	41.3	50.0	238.3	241.5
Research and development expense	15.4	15.2	55.5	57.8
Restructuring charges	6.1	9.2	15.3	20.8
Operating income	57.8	63.2	181.2	238.8
Interest expense associated with debt	18.1	16.8	71.4	67.9
Cost of early retirement of long-term debt	—	—	—	26.1
Other (income) expense, net	(3.7)	(1.0)	(13.2)	(1.2)
Earnings before income taxes	43.4	47.4	123.0	146.0
Income tax provision	9.7	3.3	24.4	29.0
Net earnings	$33.7	$44.1	$98.6	$117.0

Earnings per share:
Basic net earnings per share	$0.65	$0.81	1.86	2.15
Diluted net earnings per diluted share	0.64	0.80	1.84	2.12

Weighted-average shares outstanding:
Basic	51.8	54.4	53.1	54.4
Diluted	52.5	55.4	53.6	55.2

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	September 30, 2022	September 30, 2021
Assets
Current assets
Cash and cash equivalents	$188.7	$479.2
Trade receivables, less allowance for doubtful accounts	136.9	150.7
Inventories	449.3	345.7
Other current assets	167.3	160.1
Total current assets	942.2	1,135.7
Property, plant and equipment, net	345.5	362.6
Goodwill	1,322.2	1,162.8
Other intangible assets, net	996.6	906.4
Other assets	106.6	107.1
Total assets	$3,713.1	$3,674.6

Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$—	$—
Notes payable	19.0	26.5
Accounts payable	237.3	209.5
Other current liabilities	291.7	300.8
Total current liabilities	548.0	536.8
Long-term debt	1,391.4	1,234.2
Deferred income tax liabilities	140.4	129.0
Other liabilities	173.6	190.3
Total liabilities	2,253.4	2,090.3
Shareholders' equity
Common shares	0.7	0.7
Additional paid-in capital	1,604.3	1,631.1
Retained earnings	931.7	865.7
Common shares in treasury at cost	(860.9)	(776.3)
Accumulated other comprehensive loss	(216.1)	(136.9)
Total shareholders' equity	1,459.7	1,584.3
Total liabilities and shareholders' equity	$3,713.1	$3,674.6

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	Year Ended September 30,
	2022	2021
Cash Flow from Operating Activities
Net earnings	$98.6	$117.0
Depreciation and amortization	89.9	87.1
Share-based compensation expense	23.8	27.3
Deferred income taxes	(13.7)	9.6
Deferred compensation payments	(7.3)	(9.3)
Loss on sale of assets	1.5	0.9
Cost of early retirement of long-term debt	—	26.1
Other, net	(9.8)	(2.8)
Changes in current assets and liabilities used in operations	(81.0)	(26.9)
Net cash from operating activities	102.0	229.0

Cash Flow from Investing Activities
Capital expenditures	(56.4)	(56.8)
Acquisitions, net of cash acquired	(309.4)	(0.3)
Proceeds from sale of Infant and Pet Care business	5.0	7.5
Collection of deferred purchase price from accounts receivable sold	6.9	2.6
Other, net	(1.5)	(1.7)
Net cash used by investing activities	(355.4)	(48.7)

Cash Flow from Financing Activities
Cash proceeds from debt with original maturities greater than 90 days	707.0	—
Cash payments on debt with original maturities greater than 90 days	(552.0)	—
Cash proceeds from the issuance of Senior Notes due 2029	—	500.0
Cash payments on Senior Notes due 2022	—	(500.0)
Net (decrease) increase debt with original maturities of 90 days or less	(3.9)	4.2
Debt issuance costs for Senior Notes due 2029	—	(6.5)
Cost of early retirement of long-term debt	—	(26.1)
Dividends paid	(32.6)	(25.6)
Employee shares withheld for taxes	(10.7)	(4.2)
Repurchase of shares	(125.3)	(9.2)
Net increase (decrease) from activity for the Accounts Receivable Facility	(0.8)	2.4
Other, net	0.7	(0.4)
Net cash used by financing activities	(17.6)	(65.4)

Effect of exchange rate changes on cash	(19.5)	(0.4)

Net (decrease) increase in cash and cash equivalents	(290.5)	114.5
Cash and cash equivalents, beginning of period	479.2	364.7
Cash and cash equivalents, end of period	$188.7	$479.2

See Accompanying Notes.

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except per share data)

Note 1 — Segments
The Company conducts its business in the following three segments: Wet Shave, Sun and Skin Care, and Feminine Care (collectively, the “Segments,” and each individually, a “Segment”). Segment performance is evaluated based on segment profit, exclusive of general corporate expenses, share-based compensation costs, restructuring charges, and certain costs deemed non-recurring in nature, including acquisition and integration costs, stock keeping unit (“SKU”) rationalization charges, legal and pension settlements, value added tax settlement costs, Sun Care reformulation costs, and the amortization of intangible assets. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of such charges from segment results reflects management's view on how it evaluates segment performance.
The Company completed the acquisition of Billie on November 29, 2021. As a result, Net Sales and Segment Profit associated with Billie products have been reported in the Wet Shave segment since the acquisition date.
Segment net sales and profitability are presented below:

	Quarter Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Net Sales
Wet Shave	$325.1	$339.2	$1,242.5	$1,215.9
Sun and Skin Care	134.2	127.6	638.5	585.3
Feminine Care	77.6	76.4	290.7	286.1
Total net sales	$536.9	$543.2	$2,171.7	$2,087.3

Segment Profit
Wet Shave	$57.4	$79.4	$174.0	$221.0
Sun and Skin Care	15.9	12.3	108.5	98.7
Feminine Care	12.1	9.1	31.2	37.2
Total segment profit	85.4	100.8	313.7	356.9
General corporate and other expenses	(11.2)	(15.3)	(54.0)	(56.5)
Restructuring and related costs	(6.4)	(12.0)	(16.2)	(30.1)
Acquisition and integration costs	(1.9)	(3.8)	(9.9)	(8.4)
SKU Rationalization	—	—	(22.5)	—
Sun Care reformulation costs	(0.5)	(1.1)	(4.6)	(1.1)
Legal Settlement	—	—	7.5	—
Value-added tax settlement costs	—	—	(3.4)	—
Pension settlement	(1.8)	—	(1.8)	—
Cost of early retirement of long-term debt	—	—	—	(26.1)
Amortization of intangibles	(7.6)	(5.4)	(29.4)	(22.0)
Interest and other expense, net	(12.6)	(15.8)	(56.4)	(66.7)
Total earnings before income taxes	$43.4	$47.4	$123.0	$146.0
Refer to Note 2 GAAP to Non-GAAP Reconciliations for the income statement location of non-GAAP adjustments to earnings before income taxes.

Note 2 — GAAP to Non-GAAP Reconciliations
The following tables provide a GAAP to Non-GAAP reconciliation of certain line items from the Condensed Consolidated Statement of Earnings:

Quarter Ended September 30, 2022
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$218.8	$98.2	$57.8	$43.4	$9.7	$33.7	$0.64
Restructuring and related costs	0.1	0.2	6.4	6.4	1.7	4.7	0.08
Acquisition and integration costs	—	1.9	1.9	1.9	0.5	1.4	0.03
Sun Care reformulation costs	—	—	0.5	0.5	0.1	0.4	0.01
Pension settlement	—	—	—	1.8	0.4	1.4	0.03
Total Adjusted Non-GAAP	$218.9	$96.1	$66.6	$54.0	$12.4	$41.6	$0.79

GAAP as a percent of net sales	40.8%	18.3%	10.8%	GAAP effective tax rate		22.4%
Adjusted as a percent of net sales	40.8%	17.9%	12.4%	Adjusted effective tax rate		23.0%

Year Ended September 30, 2022
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$879.4	$389.1	$181.2	$123.0	$24.4	$98.6	$1.84
Restructuring and related costs	0.1	0.8	16.2	16.2	4.2	12.0	0.23
Acquisition and integration costs	0.8	9.1	9.9	9.9	1.3	8.6	0.16
SKU Rationalization	22.5	—	22.5	22.5	5.5	17.0	0.32
Sun Care reformulation costs	3.5	—	4.6	4.6	1.2	3.4	0.06
Legal Settlement	—	(7.5)	(7.5)	(7.5)	(1.8)	(5.7)	(0.11)
Value-added tax settlement costs	—	3.4	3.4	3.4	1.1	2.3	0.04
Pension settlement expense	—	—	—	1.8	0.4	1.4	0.03
Total Adjusted Non-GAAP	$906.3	$383.3	$230.3	$173.9	$36.3	$137.6	$2.57

GAAP as a percent of net sales	40.5%	17.9%	8.3%	GAAP effective tax rate		19.9%
Adjusted as a percent of net sales	41.7%	17.6%	10.6%	Adjusted effective tax rate		20.9%

Quarter Ended September 30, 2021
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$244.8	$107.2	$63.2	$47.4	$3.3	$44.1	0.80
Restructuring and related charges	0.3	2.5	12.0	12.0	3.2	8.8	0.16
Acquisition and integration costs	—	3.8	3.8	3.8	0.9	2.9	0.05
Sun Care reformulation	1.1	—	1.1	1.1	0.3	0.8	0.01
UK tax rate increase	—	—	—	—	0.9	(0.9)	(0.01)
Total Adjusted Non-GAAP	$246.2	$100.9	$80.1	$64.3	$8.6	$55.7	$1.01

GAAP as a percent of net sales	45.1%	19.7%	11.6%	GAAP effective tax rate		7.0%
Adjusted as a percent of net sales	45.3%	18.6%	14.7%	Adjusted effective tax rate		13.4%

Year Ended September 30, 2021
	Gross Profit	SG&A	Operating Income	EBIT (1)	Income Taxes	Net Earnings	Diluted EPS
GAAP - Reported	$950.1	$391.2	$238.8	$146.0	$29.0	$117.0	$2.12
Restructuring and related costs	0.6	8.7	30.1	30.1	7.5	22.6	0.41
Acquisition and integration costs	1.3	7.1	8.4	8.4	2.1	6.3	0.12
Sun Care reformulation costs	1.1	—	1.1	1.1	0.3	0.8	0.01
Cost of early retirement of long-term debt	—	—	—	26.1	6.4	19.7	0.36
UK tax rate increase	—	—	—	—	(0.3)	0.3	—
Total Adjusted Non-GAAP	$953.1	$375.4	$278.4	$211.7	$45.0	$166.7	$3.02

GAAP as a percent of net sales	45.5%	18.7%	11.4%	GAAP effective tax rate		19.8%
Adjusted as a percent of net sales	45.7%	18.0%	13.3%	Adjusted effective tax rate		21.2%
(1)EBIT is defined as Earnings (loss) before income taxes.

Note 3 - Net Sales and Profit by Segment
Operations for the Company are reported via three Segments. The impact of acquisition includes the operations of Billie which was acquired in November 2021 and included in the Wet Shave segment. The following tables present changes in net sales and segment profit for the fourth quarter and fiscal year 2022, as compared to the corresponding period in the prior year.

Net Sales (In millions - Unaudited)
Quarter Ended September 30, 2022

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - Q4 '21	$339.2		$127.6		$76.4		$543.2
Organic	(4.7)	(1.4)%	10.0	7.8%	1.3	1.7%	6.6	1.2%
Impact of acquisition	19.6	5.8%	—	—%	—	—%	19.6	3.6%
Impact of currency	(29.0)	(8.6)%	(3.4)	(2.6)%	(0.1)	(0.1)%	(32.5)	(6.0)%
Net Sales - Q4 '22	$325.1	(4.2)%	$134.2	5.2%	$77.6	1.6%	$536.9	(1.2)%

Net Sales (In millions - Unaudited)
Year Ended September 30, 2022

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Net Sales - FY '21	$1,215.9		$585.3		$286.1		$2,087.3
Organic	14.3	1.2%	61.4	10.5%	4.7	1.6%	80.4	3.9%
Impact of acquisition	74.9	6.2%	—	—%	—	—%	74.9	3.6%
Impact of currency	(62.6)	(5.2)%	(8.2)	(1.4)%	(0.1)	—%	(70.9)	(3.5)%
Net Sales - FY '22	$1,242.5	2.2%	$638.5	9.1%	$290.7	1.6%	$2,171.7	4.0%
Organic net sales were unfavorably impacted in fiscal 2022 by the change in classification of sales from third party to intercompany as a result of the Billie acquisition in fiscal 2022. The impact of the Billie acquisition, net is calculated as Billie net third party sales after the acquisition date less shipments to Billie by the Company in the comparable prior year period, which totaled $18.8.

Segment Profit (In millions - Unaudited)
Quarter Ended September 30, 2022

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - Q4 '21	$79.4		$12.3		$9.1		$100.8
Organic	(13.7)	(17.3)%	4.5	36.6%	3.1	34.1%	(6.1)	(6.1)%
Impact of acquisition	1.8	2.3%	—	—%	—	—%	1.8	1.8%
Impact of currency	(10.1)	(12.7)%	(0.9)	(7.3)%	(0.1)	(1.1)%	(11.1)	(11.0)%
Segment Profit - Q4 '22	$57.4	(27.7)%	$15.9	29.3%	$12.1	33.0%	$85.4	(15.3)%

Segment Profit (In millions - Unaudited)
Year Ended September 30, 2022

	Wet Shave		Sun and Skin Care		Feminine Care		Total
Segment Profit - FY '21	$221.0		$98.7		$37.2		$356.9
Organic	(21.2)	(9.6)%	11.4	11.6%	(5.9)	(15.9)%	(15.7)	(4.4)%
Impact of acquisition	(6.8)	(3.1)%	—	—%	—	—%	(6.8)	(1.9)%
Impact of currency	(19.0)	(8.6)%	(1.6)	(1.7)%	(0.1)	(0.2)%	(20.7)	(5.8)%
Segment Profit - FY '22	$174.0	(21.3)%	$108.5	9.9%	$31.2	(16.1)%	$313.7	(12.1)%
Segment profit will be unfavorably impacted in fiscal 2022 as a result of the Billie acquisition due to timing of profit recognition. The Company eliminates profit earned on its shipments to Billie as part of the intercompany consolidation process, and recognizes this profit when Billie completes net sales to third parties. Organic segment profit excludes the deferral of Billie related profits in fiscal 2022.

Note 4 - EBITDA
The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile Net earnings to EBITDA and Adjusted EBITDA, which are Non-GAAP measures, to improve comparability of results between periods.

	Quarter Ended September 30,		Year Ended September 30,
	2022	2021	2022	2021
Net earnings	$33.7	$44.1	$98.6	$117.0
Income tax provision	9.7	3.3	24.4	29.0
Interest expense, net	17.9	16.8	71.3	67.8
Depreciation and amortization	22.8	21.2	89.9	87.1
EBITDA	$84.1	$85.4	$284.2	$300.9

Restructuring and related costs	6.4	12.0	16.2	30.1
Acquisition and integration costs	1.9	3.8	9.9	8.4
SKU Rationalization	—	—	22.5	—
Sun Care reformulation costs	0.5	1.1	4.6	1.1
Legal Settlement	—	—	(7.5)	—
Value-added tax settlement costs	—	—	3.4	—
Pension settlement expense	1.8	—	1.8	—
Cost of early retirement of long term debt	—	—	—	26.1
Adjusted EBITDA	$94.7	$102.3	$335.1	$366.6

Note 5 - Outlook
The following tables provide reconciliations of Adjusted EPS and Adjusted EBITDA, Non-GAAP measures, included within the Company's outlook for projected fiscal 2023 results:

Adjusted EPS Outlook
Fiscal 2023 GAAP EPS		$1.90 - $2.10

Restructuring and related costs	approx.	0.35
Acquisition and integration costs	approx.	0.14
Sun Care reformulation costs	approx.	0.05
Income taxes(1)	approx.	(0.14)

Fiscal 2023 Adjusted EPS Outlook (Non-GAAP)		$2.30 - $2.50
(1)Income tax effect of the adjustments to Fiscal 2023 GAAP EPS noted above.

Adjusted EBITDA Outlook
Fiscal 2023 GAAP Net Income	approx.	$95 - $110
Income tax provision	approx.	30
Interest expense, net	approx.	74
Depreciation and amortization	approx.	93
EBITDA	approx.	$292 - $307

Restructuring and related costs	approx.	18
Acquisition and integration costs	approx.	7
Sun Care reformulation costs	approx.	3
Fiscal 2023 Adjusted EBITDA	approx.	$320 - $335